Exhibit 9.1

March 16, 2022

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Re: StartEngine Collectibles Fund I LLC

We have read the statements made by StartEngine Collectibles Fund I LLC in Form 1-U regarding the change in auditors. We agree with such statements insofar as they relate to our firm. We have no basis to agree or disagree with other statements made in the Form 1-U.

Truly yours,

/s/ dbbmckennon